Product prospectus supplement no. UBS-PERF-1 To prospectus dated January 11, 2010 and prospectus supplement dated January 11, 2010

Performance Securities with Contingent Protection
Linked to a Commodity Index

General

•	Royal Bank of Canada may offer and sell notes linked to a commodity index from time to time. We refer to these notes as the “securities.”
•
This product prospectus supplement no. UBS-PERF-1 describes terms that will apply generally to the securities, and supplements the terms described in the accompanying prospectus supplement and prospectus.  A separate term sheet, free writing prospectus or pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the terms specified below.  We refer to such term sheets, free writing prospectuses and pricing supplements generally as terms supplements.  A separate index supplement or pricing supplement will describe any index not described in this product prospectus supplement and to which the securities are linked.  If the terms described in the relevant terms supplement are inconsistent with those described herein or in any related index supplement, the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.

•	The securities are senior unsecured obligations of Royal Bank of Canada.
•	Payment on the securities will be linked to the performance of an Index, as described below.
•	For important information about U.S. federal tax consequences, see “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-27.
•	Minimum denominations of $10 and integral multiples of $10, unless otherwise specified in the relevant terms supplement.
•	Investing in the securities is not equivalent to investing in the Index or any of its components.
•	The securities will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	The index specified in the relevant terms supplement (the “Index”).

Payment at Maturity:	Unless otherwise specified in the relevant terms supplement, the amount you will receive at maturity is based on the Index Return, the Participation Rate and the Trigger Level, as described below.

If the Index Return is positive, you will receive at maturity a cash payment per $10 in principal amount of the securities equal to:

$10 + ($10 x Index Return x Participation Rate)

If the Index Return is zero, you will receive at maturity a cash payment of $10 per $10 in principal amount of the securities.

If the Index Return is negative and the Index Ending Value is greater than the Trigger Value, you will receive at maturity a cash payment of $10 per $10 in principal amount of the securities (the “Contingent Protection” feature).

If the Index Return is negative and the Index Ending Level is less than the Trigger Level, you will receive at maturity a cash payment per $10 in principal amount of the securities equal to:

$10 + ($10 x Index Return)

The securities are not principal protected. You may lose some or all of your principal. Specifically, if the Index Ending Level is below the Trigger Level on the Final Valuation Date, at maturity you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decrease that the Index Return is less than zero. In addition, the Contingent Protection feature applies only if you hold the securities to maturity.

(continued on next page)

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this product prospectus supplement no. UBS-PERF-1, the accompanying prospectus supplement and prospectus, any related index supplement, or any related terms supplement.  Any representation to the contrary is a criminal offense.

The securities are unsecured and are not insured savings accounts or deposits of a bank.  The securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

UBS Financial Services, Inc.	RBC Capital Markets Corporation
April 1, 2010

Key Terms (continued)

Index Return:	The Index Return for the securities, expressed as a percentage, is calculated using the following formula:

Index Ending Level – Index Starting Level Index Starting Level

Participation Rate:	As specified in the relevant terms supplement, determined on the Trade Date.

Trigger Level:	As specified in the relevant terms supplement, calculated by multiplying the Index Starting Level by a percentage specified in the applicable pricing supplement.

Index Starting Level:	The closing level of the Index on the Trade Date.

Index Ending Level:	The closing level of the Index on the Final Valuation Date.

Issue Price:	Unless otherwise specified in the relevant terms supplement, $10 per $10 in principal amount of the securities.

Trade Date:	As specified in the relevant terms supplement.

Settlement Date:	As specified in the relevant terms supplement.

Final Valuation Date:	As specified in the relevant terms supplement.

Maturity Date:
As specified in the relevant terms supplement.  The Maturity Date is subject to postponement in the event of certain market disruption events and as described under “General Terms of the Securities—Payment at Maturity”.

In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, any related index supplement, this product prospectus supplement no. UBS-PERF-1 and the accompanying prospectus supplement and prospectus with respect to the securities offered by the relevant terms supplement, any related index supplement and this product prospectus supplement no. UBS-PERF-1, and with respect to Royal Bank of Canada.  This product prospectus supplement no. UBS-PERF-1, together with the relevant terms supplement, any related index supplement and the accompanying prospectus and prospectus supplement, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours, or any written materials prepared by any Agent (as defined in “Underwriting”), including UBS Financial Services Inc. and RBC Capital Markets Corporation.  The information in the relevant terms supplement, any related index supplement, this product prospectus supplement no. UBS-PERF-1 and the accompanying prospectus supplement and prospectus may only be accurate as of the respective dates of each of these documents.

The securities described in the relevant terms supplement and this product prospectus supplement no. UBS-PERF-1 are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers.  You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the securities.  The relevant terms supplement, any related index supplement, this product prospectus supplement no. UBS-PERF-1 and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances in which such offer or solicitation is unlawful.

In this product prospectus supplement no. UBS-PERF-1, any related index supplement, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Royal Bank of Canada, unless the context requires otherwise.

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement.  The securities do not pay interest or guarantee any return of principal at, or prior to, maturity.  Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index.  In addition, your investment in the securities entails other risks not associated with an investment in conventional debt securities.  You should consider carefully the following discussion of risks before you decide that an investment in the securities is suitable for you.

Risks Relating to the Securities Generally

The Securities Do Not Pay Interest or Guarantee the Return of Your Investment.  A Decrease in the Level of the Index May Lead to a Loss of Some or All of Your Investment at Maturity.

The securities do not pay interest and may not return any of your investment.  The amount payable to you at maturity, if any, will be determined as described in this product prospectus supplement no. UBS-PERF-1 any related index supplement and the relevant terms supplement.

You will lose some or all of your investment at maturity if the Index Return is negative and the Index Ending Level is less than the Trigger Level. In addition, you must hold your securities to maturity in order to benefit from the Contingent Protection feature.  See “General Terms of the Securities—Payment at Maturity”.

The Securities Are Subject to the Credit Risk of Royal Bank of Canada.

The securities are subject to the credit risk of Royal Bank of Canada and our credit ratings and credit spreads may adversely affect the market value of the securities.  Investors are dependent on Royal Bank of Canada’s ability to pay the amounts due on the securities at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.  Payment on the securities, including the Contingent Protection feature, is subject to the creditworthiness of Royal Bank of Canada.

Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your securities may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the Index or the components of the Index. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Secondary Trading May Be Limited.

Unless otherwise specified in the relevant terms supplement, the securities will not be listed on a securities exchange.  There may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.

RBC Capital Markets Corporation, or RBCCM, may act as a market maker for the securities, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to buy the securities.  If at any time RBCCM or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.  We expect that transaction costs in any secondary market would be high. As a result, the difference between the bid and asked prices for your securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Index Ending Level May Be Less than the Level of the Index or at Other Times During the Term of the Securities.

Because the Index Ending Level is expected to be calculated based on the closing level of the Index on the Final Valuation Date, the level of the Index at the maturity date or at other times during the term of the securities, including dates near the Final Valuation Date, could be higher than the Index Ending Level.  This difference could be particularly large if there is a significant increase in the level of the Index after the Final Valuation Date, or if there is a significant decrease in the level of the Index around the time of the Final Valuation Date, or if there is significant volatility in the Index level during the term of the securities (especially on dates near the Final Valuation Date).  For example, if the level of the Index increases or remains relatively constant during the initial term of the securities and then decreases below the Index Starting Level, the Index Ending Level may be significantly less than if it were calculated on a date earlier than the Final Valuation Date.  Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Index or the components of the Index.

The Securities Are Not Designed to Be Short-Term Trading Instruments.

The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the Index has appreciated after the Trade Date.  The potential returns described in the relevant terms supplement assume that your securities, which are not designed to be short-term trading instruments, are held to maturity.

In addition, you should be willing to hold your securities to maturity. You may be entitled to receive at least the principal amount of your securities only if you hold your securities to maturity. The market value of your securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your securities in the secondary market prior to maturity, you will not receive any Contingent Protection on the portion of your securities sold.

Prior to Maturity, the Value of the Securities Will Be Influenced by Many Unpredictable Factors.

Many economic and market factors will influence the value of the securities.  We expect that, generally, the level of the Index on any day will affect the value of the securities more than any other single factor.  However, you should not expect the value of the securities in the secondary market to vary in proportion to changes in the level of the Index.  The value of the securities will be affected by a number of other factors that may either enhance or offset each other, including:

•	the level of the Index;

•	the expected volatility of the Index;

•	the time to maturity of the securities;

•	interest and yield rates in the market generally;

•
economic, financial, political, regulatory or judicial events that affect the components included in the Index or markets generally and which may affect the level of the Index on the Final Valuation Date; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your securities prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your securities at a substantial discount from the principal amount if the level of the Index at that time is at, below or not sufficiently above the Index Starting Level.

You cannot predict the future performance of the Index based on its historical performance.  The level of the Index may decrease such that you may not receive any return of your investment. There can be no assurance that the level of the Index will not decrease so that at maturity you will lose some or all of your investment.

If the Level of the Index Changes, the Market Value of Your Securities May Not Change in the Same Manner.

Owning the securities is not the same as owning the components of the Index.  Accordingly, changes in the level of the Index may not result in a comparable change of the market value of the securities. If the level of the Index on any trading day increases above the Index Starting Level, the value of the securities may not increase in a comparable manner, if at all. It is possible for the level of the Index to increase while the value of the securities declines.

The Inclusion in the Original Issue Price of Each Agent’s Commission and the Estimated Cost of Hedging Our Obligations Under the Securities Through One or More of our Affiliates Is Likely to Adversely Affect the Value of the Securities Prior to Maturity.

The original issue price of the securities includes each agent’s commission and the estimated cost of hedging our obligations under the securities through one or more of our affiliates.  Such estimated cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which RBCCM may be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by RBCCM, as a result of such compensation or other transaction costs.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Index.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Index or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Index or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Index or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

We or Our Affiliates May Have Adverse Economic Interests to the Holders of the Securities.

RBCCM and other affiliates of ours trade the components of the Index and other financial instruments related to the Index and its components on a regular basis, for their accounts and for other accounts under their management.  RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index or its components.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities.  Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the securities and the amount, if any, payable to you at maturity.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of the Index or the components of the Index.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

We may hedge our obligations under the securities through certain affiliates, who would expect to make a profit on such hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, which could have an impact on the Index Return of your securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

We or one of our affiliates may currently or from time to time engage in trading activities related to the currencies in which the components of the Index are traded.  These trading activities could potentially affect the exchange rates with respect to such currencies and, if currency exchange rate calculations are involved in the calculation of the closing levels of that Index, could affect the closing levels of that Index and, accordingly, the value of the securities.

In the course of our or our affiliates’ currency trading activities, we or our affiliates may acquire material nonpublic information with respect to currency exchange rates, and we will not disclose any such information to you.  In addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in currency exchange rates.  We do not make any representation or warranty to any purchaser of securities with respect to any matters whatsoever relating to future currency exchange rate movements and, if the securities are linked to an index that includes components traded in a foreign currency, any prospective purchaser of the securities should undertake an independent investigation of the currencies in which those components are traded and their related exchange rates as, in its judgment, is appropriate to make an informed decision with respect to an investment in the securities.

Market Disruptions May Adversely Affect Your Return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Index Return and calculating the amount that we are required to pay you at maturity.  These events may include disruptions or suspensions of trading in the markets as a whole.  If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that the Final Valuation Date and the maturity date will be postponed and your return will be adversely affected.  See “General Terms of the Securities—Market Disruption Events”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the securities.  Our wholly-owned subsidiary, RBCCM, will serve as the calculation agent.  We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

Significant Aspects of the U.S. Federal Income Tax Treatment of the Securities May Be Uncertain.

The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product prospectus supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

The Sponsor of the Index (the “Index Sponsor”) May Adjust the Index in a Way that Affects its Level, and the Index Sponsor Has No Obligation to Consider Your Interests.

The applicable Index Sponsor is responsible for calculating and maintaining the Index.  The Index Sponsor can add, delete or substitute the components included in the Index or make other methodological changes that could change the level of the Index.  You should realize that the changing of components included in the Index may affect the level of the Index, as a newly added component may perform significantly better or worse than the component or components it replaces.  Additionally, the applicable Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index.  Any of these actions could adversely affect the value of the securities.  The applicable Index Sponsor has no obligation to consider your interests in calculating or revising the Index.  See the relevant index description section below, the applicable terms supplement or any related index supplement for additional information.

Risks Relating to Commodities

You Will Not Own the Underlying Commodities.

Investing in a security linked to the performance of one or more commodities or commodity indices is not the same as owning the applicable commodities or futures contracts relating to those commodities.  You will not have a right to receive delivery of any of the applicable commodities or futures contracts relating to those commodities.  We will not invest in any of the applicable commodities or futures contracts relating to those commodities on behalf or for the benefit of holders of the securities.

Commodities Prices Are Highly Volatile Due to Unpredictable Factors that Affect Supply and Demand.

Several factors, many of which are beyond our control, may influence the market value of the securities.  Factors that may affect supply and demand of the components of the Index and, thus, the market value of the securities include (but are not limited to):

•     political events;

•     weather;

•     agriculture;

•     disease;

•     labor activity;

•     technological developments;

•     direct government activity, such as embargoes; and

•     other supply disruptions in major producing or consuming regions of the applicable commodity.

These factors may adversely affect the performance of the components of the Index and the market value of the securities.  The market value of the securities will also be affected by, among other things:

•     the trading prices of the applicable commodities;

•     the trading prices of the applicable commodities futures; and

•     the volatility of the applicable commodities and commodities futures (including the frequency and magnitude of price increases and decreases in those commodities or commodities futures).

Suspension or Disruptions of Market Trading in the Commodity and Related Futures Markets May Adversely Affect the Value of Your Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day.  These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular futures contract, no trades may be made at a different price.  Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices.  These circumstances could affect the level of the Index and could therefore adversely affect the market value of the securities.

Commodities that Trade on Foreign Exchanges, and Indices Based in Part on Such Commodities, May Be Subject to Additional Market Risks.

The regulations of the U.S. Commodity Futures Trading Commission (the “CFTC”) do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges.  Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system.  Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges.  Those risks include (but are not limited to):

•     varying exchange rates;

•     varying quoting conventions or contract specifications on different exchanges;

•     exchange controls;

•     expropriation;

•     burdensome or confiscatory taxation;

•     moratoriums; and

•     political or diplomatic events.

The Securities Will Not Be Regulated by the Commodity Futures Trading Commission (the “CFTC”).

Unlike a direct investment in futures contracts related to the applicable commodities, your investment in the securities does not afford you the benefits of the regulatory protections of the CFTC.  Although RBCCM is registered with the CFTC as a futures merchant, you will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.

Unlike an investment in securities linked to the performance of one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”).  Because the securities will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

An Index that Is Based All or in Part on an Underlying Commodity that Trades on a Foreign Exchange May Be Subject to Additional Market Risks.

The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges.  Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system.  Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges.  Those risks include (but are not limited to):

•     varying exchange rates;

•     varying quoting conventions or contract specifications on different exchanges;

•     exchange controls;

•     expropriation;

•     burdensome or confiscatory taxation;

•     moratoriums; and

•     political or diplomatic events.

It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the applicable commodities.

An Investment in the Securities May Be Subject to Risks Associated with the London Bullion Market Association (the “LBMA”).

The closing prices of some commodities, such as gold and silver, may be determined by reference to fixing prices reported by the LBMA.  The LBMA is a self regulatory association of bullion market participants.  Although all market-making members of the LMBA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA ceases operations, or if bullion trading becomes subject to a value-added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of the relevant commodities may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

An Investment in the Securities May Be Subject to Risks Associated with the Trading of Commodities on the London Metals Exchange (the “LME”).

The market prices of some commodities may be determined by reference to the settlement prices of contracts traded on the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of LME trading.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations are occurring on the Final Valuation Date, the prices of the components of the Index could be affected in a manner that adversely affects the payment at maturity.

Additional Risk Factors Relating to the Dow Jones-UBS Commodity IndexSM

If your securities are linked to the Dow Jones-UBS Commodity IndexSM, the additional risk factors described in this section will be applicable to your securities.

The Securities Are Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return and Not the Dow Jones-UBS Commodity Index Total ReturnSM.

The Dow Jones-UBS Commodity IndexSM - Excess Return reflects returns that are potentially available through an unleveraged investment in the applicable Index futures.  In contrast, the Dow Jones-UBS Commodity Index Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Dow Jones-UBS Commodity IndexSM - Excess Return, also reflects interest that could be earned on cash collateral invested in three–month U.S. Treasury bills.  Because securities linked to the Dow Jones-UBS Commodity IndexSM - Excess Return and not the Dow Jones-UBS Commodity Index Total ReturnSM, the amount payable at maturity will not reflect this total return feature.

Risks Associated with the Dow Jones-UBS Commodity IndexSM May Adversely Affect the Market Price of the Securities.

Because the securities may be linked to the Dow Jones-UBS Commodity IndexSM, which reflects the return on futures contracts on different exchange-traded physical commodities, they will represent a less diversified investment than funds or investment portfolios investing in a broader range of products.  As a result, the market price of the securities could be subject to greater volatility.  Additionally, the annual composition of the Dow Jones-UBS Commodity IndexSM will be calculated in reliance upon historic price, liquidity, and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index.  Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS”), as the Index Sponsor, may not discover every discrepancy.  Finally, subject to the minimum/maximum diversification limits, the exchange-traded physical commodities underlying the futures contracts included in the Dow Jones-UBS Commodity IndexSM from time to time are concentrated in a limited number of sectors, particularly energy, metals, livestock, grains and softs.  In particular, to the extent that the Index is concentrated in crude oil, decreases in the market price of crude oil could substantially reduce your return on the securities.  As a result, an investment in the securities may carry risks similar to a concentrated securities investment in a limited number of industries or sectors.  See “The Dow Jones-UBS Commodity IndexSM”.

Higher Future Prices of the Components of the Dow Jones-UBS Commodity IndexSM Relative to Their Current Prices May Decrease the Amount Payable at Maturity.

The Dow Jones-UBS Commodity IndexSM is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the relevant exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”

 If the market for these contracts is (all other factors remaining unchanged) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Dow Jones-UBS Commodity IndexSM have historically exhibited consistent periods of backwardation, backwardation most likely will not exist at all times.  Moreover, certain of the relevant commodities, such as gold, have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the Dow Jones-UBS Commodity IndexSM and, accordingly, decrease the amount payable at maturity.

UBS’s Involvement in the Index Committees (as defined below) May Conflict with Your Interest as a Holder of the Securities — UBS Nominates Members of the Index Committees.

As a result of UBS’s involvement in the Index Committees, UBS will be involved in the composition and management of the Index, including additions, deletions and the weightings of the Index commodities or exchange-traded futures contracts on the Index commodities, all of which could affect the level of the Dow Jones-UBS Commodity IndexSM and, therefore, could affect the amount payable on the securities at maturity and the market value of the securities prior to maturity. Due to its influence on determinations of the Index Committees, which may affect the market value of the securities, UBS, if it acts as an Agent for an offering of the securities, may have a conflict of interest if it participates in or influences such determinations.

Trading and Other Transactions by UBS and Dow Jones in the Futures Contracts Comprising the Dow Jones-UBS Commodity IndexSM and the Underlying Commodities May Affect the Level of the Dow Jones-UBS Commodity IndexSM.

UBS and its affiliates actively trade futures contracts and options on futures contracts relating to the Index.  UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Dow Jones-UBS Commodity IndexSM.  Certain of UBS’s affiliates may underwrite or issue other securities or financial instruments linked to the Dow Jones-UBS Commodity IndexSM and related indices, and Dow Jones and UBS and certain of their affiliates may license the Dow Jones-UBS Commodity IndexSM for publication or for use by unaffiliated third parties.  These activities could present conflicts of interest and could affect the level of the Dow Jones-UBS Commodity IndexSM.  For instance, a market-maker in a financial instrument linked to the performance of the Dow Jones-UBS Commodity IndexSM may expect to hedge some or all of its position in that financial instrument.  Purchase or selling activity in the applicable commodities in order to hedge the market-maker’s position in the financial instrument may affect the market price of the futures contracts included in the Dow Jones-UBS Commodity IndexSM, which in turn may affect the level of the Dow Jones-UBS Commodity IndexSM.  With respect to any of the activities described above, none of UBS, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the securities into consideration at any time.

*     *     *

If the securities are linked to an index not described in this product supplement, the terms supplement or a separate index supplement may provide additional risk factors relating to such index.

USE OF PROCEEDS AND HEDGING

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities.  The original issue price of the securities includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the securities and the estimated cost of hedging our obligations under the securities.

Unless otherwise specified in the relevant terms supplement, the original issue price of the securities will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities.  The estimated cost of hedging includes the projected profit, which in no event will exceed $0.35 per $10 in principal amount of the securities, that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

In anticipation of the sale of the securities, we expect to enter into hedging transactions with one or more of our affiliates, or with one or more of the Agents or their affiliates, involving purchases of the commodities or futures contracts included in or linked to the Index and/or listed and/or over-the-counter derivative instruments linked to the Index prior to or on the pricing date.  From time to time, we, the Agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, the Agents, and our respective affiliates may:

•	acquire or dispose of investments relating to the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Index or the price of the Index components; or

•	any combination of the above two.

We, the Agents, and our respective affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, the Agents, and our respective affiliates may close out our or their hedges on or before the applicable Final Valuation Date.  That step may involve sales or purchases of the components of the Index or over-the-counter derivative instruments linked to the Index.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.  A separate terms supplement will describe the terms that apply specifically to the securities, including any changes to the terms specified below.  Capitalized terms used but not defined in this product prospectus supplement no. UBS-PERF-1 have the meanings assigned in the accompanying prospectus supplement, prospectus, the relevant terms supplement and any related index supplement.  The term “security” refers to $10 in principal amount of the securities.

General

The securities are senior unsecured obligations of Royal Bank of Canada that are linked to a commodity index (the “Index”) specified in the relevant terms supplement.  The securities will be issued by Royal Bank of Canada under an indenture dated October 23, 2003, as it may be amended or supplemented from time to time, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee.

The securities do not pay interest and do not guarantee any return of principal at, or prior to, maturity.  At maturity the securities will return a payment in cash, the amount of which will vary depending on the performance of the Index, calculated in accordance with the formula set forth below, and whether the securities have certain of the terms and provisions that are described in more detail below.  The securities do not guarantee any return of your investment at maturity.  A payment on the securities, including the Contingent Protection feature, is subject to the creditworthiness of Royal Bank of Canada.

The securities are unsecured and are not insured savings accounts or deposits of a bank.  The securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The securities are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The securities will be issued in denominations of $10 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.  The principal amount and issue price of each security is $10, unless otherwise specified in the relevant terms supplement.  The securities will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC” in the prospectus.

The specific terms of the securities will be described in the relevant terms supplement accompanying this product prospectus supplement no. UBS-PERF-1 and any related index supplement.  The terms described in that document supplement those described herein and in any related index supplement, the accompanying prospectus and prospectus supplement.  If the terms described in the relevant terms supplement are inconsistent with those described herein or in any related index supplement, the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

The maturity date for the securities will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date is postponed as described below.

Unless otherwise specified in the relevant terms supplement, the amount you will receive at maturity is based on the Index Return and the Participation Rate.

•	If the Index Return is positive, you will receive at maturity a cash payment per $10 in principal amount of the securities equal to:

$10 + ($10 x Index Return x Participation Rate)

•	If the Index Return is zero, you will receive at maturity a cash payment of $10 per $10 in principal amount of the securities.

•
If the Index Return is negative and the Index Ending Level is greater the Trigger Level, you will receive a cash payment of $10 per $10 in principal amount of the securities (the “Contingent Protection” feature).

•	If the Index Return is negative and the Index Ending Level is less than the Trigger Level, you will receive at maturity a cash payment per $10 in principal amount of the securities equal to:

$10 + ($10 x Index Return)

 “Contingent Protection” means that at maturity, your principal amount is protected only when the Index return is negative and the Index Ending Level is greater than the Trigger Level on the Final Valuation Date. Any principal protection only applies if the securities are held to maturity, and is subject to the creditworthiness of the Issuer.

The “Index Return,” as calculated by the calculation agent, is the change, expressed as a percentage, in the closing levels, calculated by comparing the Index Ending Level to the Index Starting Level. The Index Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Return =	Index Ending Level – Index Starting Level Index Starting Level

The “Index Starting Level” means the closing level on the Trade Date.

The “Index Ending Level” means the closing level on the Final Valuation Date.

The “Settlement Date” is the day on which we issue the securities for initial delivery to investors and will be specified in the relevant terms supplement.

Final Valuation Date

The Final Valuation Date will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below.  If a Final Valuation Date is not a trading day or if there is a market disruption event on such day, the Final Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing.  In no event, however, will the Final Valuation Date be postponed more than ten business days following the originally scheduled Final Valuation Date.  If the tenth business day following the date originally scheduled to be the Final Valuation Date is not a trading day, or if there is a market disruption event on that date, the calculation agent will determine the closing level of the Index for the Final Valuation Date on such date in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing level (or, if trading in the relevant Index components has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing level that would have prevailed but for such suspension or limitation or non-trading day) on that tenth scheduled business day of each component most recently constituting the Index.

Unless otherwise specified in the relevant terms supplement, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for components of the Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Maturity Date

The maturity date will be specified in the relevant terms supplement and is subject to adjustment as described below.  If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following the scheduled maturity date.  If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the Final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement.  We describe market disruption events under “—Market Disruption Events”.

A “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in the open market or by private agreement.

Market Disruption Events

Certain events may prevent the calculation agent from determining the Final Valuation Date and, consequently, the Index Return, or calculating the amount, if any, that we will pay to you at maturity.  These events may include disruptions or suspensions of trading on the markets as a whole.  We refer to each of these events individually as a “market disruption event.”

Any of the following will be a market disruption event, in each case as determined by the calculation agent in its sole discretion:

•
a termination, suspension, absence or material limitation of trading in a material number of Index components, for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

•
a termination, suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index components in the primary market or markets for those options or contracts for more than two hours of trading or during the one-half hour before the close of trading in such market;

•	a termination, suspension, absence or material limitation of trading in any futures contract included in the Index;

•	a change in the settlement price of any futures contract included in the Index by an amount equal to the maximum permitted price change from the previous day’s settlement price;

•	the settlement price is not published for any individual futures contract included in the Index, or the Index is not published; or

•
any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to your securities that we or our affiliates have effected or may effect as described above under “Use of Proceeds and Hedging”.

For this purpose, an “absence of trading” in the primary market on which option or futures contracts related to the Index or any Index components are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index, in any Index components, or in any futures contract on such Index.

A market disruption event for a particular offering of the securities will not necessarily be a market disruption event for any other offering of the securities.

Discontinuation of the Index; Alteration of Method of Calculation

If any Index Sponsor discontinues publication of the Index and the Index Sponsor or any other person or entity publishes a substitute Index that the calculation agent determines is comparable to that Index and approves the substitute index as a successor index, then that successor index will be deemed to be the applicable Index for all purposes relating to the securities, including for purposes of determining the amount payable at maturity.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of such index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of physical commodities or exchange-traded futures contracts, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such index.

If the calculation agent determines that any Index components or the method of calculating the Index have been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of the Index components or of the futures contracts on such Index, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index commodities, or is due to any other reason—that causes the Index not to fairly represent the level of that Index had such changes not been made or that otherwise affects the calculation of the closing level of the affected Index, Index Return, the Index Starting Level, the Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the Index Return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the closing level of the Index and the amount payable at maturity or otherwise relating to the level of the Index shall be made by the calculation agent, in its sole discretion.

Calculation Agent

RBC Capital Markets Corporation will act as the calculation agent.  The calculation agent will determine, among other things, the Index Starting Level, the Index Ending Level, the Index Return and the payment at maturity, if any, on the securities.  In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.  We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

All calculations with respect to the Index Starting Level, the Index Ending Level and the Index Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 in principal amount of the securities at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..87645 would be rounded up to .8765); and all dollar amounts paid, if any, on the aggregate principal amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld, or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary, so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an “Excluded Holder,” in respect of a beneficial owner:

(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of the securities or the receipt of payments thereunder;

(iii)
who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any security means:

(a)	the due date for payment thereof (whether at maturity or upon an earlier acceleration), or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the senior indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For purposes of clause (iii) above, if a security is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences”.

Events of Default

Under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per $10 in principal amount of the securities upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 in principal amount of the securities as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification and Waiver of the Debt Securities” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the senior indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the securities, unless otherwise specified in the relevant terms supplement.

Listing

The securities will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as securities depositary for the securities.  The securities will be issued only as fully-registered notes registered in the name of Cede & Co. (DTC’s nominee).  One or more fully-registered global notes certificates, representing the total aggregate principal amount of the securities, will be issued and will be deposited with DTC.  See the descriptions contained in the accompanying prospectus under the headings “Description of Debt Securities—Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC”.

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the securities.  The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

DOW JONES-UBS COMMODITY INDEXSM

We have derived all information contained in this product supplement regarding the Dow Jones—UBS Commodity IndexSM (the “DJ-UBS Commodity Index”), including, without limitation, its make-up, method of calculation and changes in its components from (i) publicly available sources and (ii) a summary of the Dow Jones—UBS Commodity IndexSM Handbook (a document that is considered proprietary to Dow Jones & Company, Inc. (“Dow Jones”) and UBS Securities LLC (“UBS”) and is available to those persons who enter into a license agreement available at www.djindexes.com/ubs/index.cfm?go=handbook ). Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. We have not independently verified this information. You, as an investor in the securities, should make your own investigation into the DJ—UBS Commodity Index, UBS and Dow Jones. Dow Jones and UBS are not involved in the offer of the notes in any way and have no obligation to consider your interests as a holder of the securities. Dow Jones and UBS have no obligation to continue to publish the DJ—UBS Commodity Index, and may discontinue publication of the DJ—UBS Commodity Index at any time in their sole discretion.

Overview:

UBS acquired AIG Financial Product Corp.’s commodity business as of May 6, 2009. Dow Jones and AIG International Inc. (“AIGI”), to which AIG Financial Product Corp. (“AIG-FP”) is successor in interest, developed the Dow Jones-AIG Commodity Index. As a result of the sale of AIG Financial Product Corp.’s commodity business to UBS, the Dow Jones-AIG Commodity Indexes have been re-branded as the Dow Jones-UBS Commodity Indexes effective May 7, 2009.

The DJ-UBS Commodity Index was introduced in July 1998 to provide unique, diversified, economically rational and liquid benchmarks for commodities as an asset class. The DJ-UBS Commodity Index currently is composed of the prices of 19 exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, see “The Commodity Futures Markets” below. The 19 commodities included in the DJ-UBS Commodity Index for 2010 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gas (RBOB), wheat and zinc.

The DJ-UBS Commodity Index is a proprietary index that Dow Jones and AIG developed and that Dow Jones, in conjunction with UBS, calculates. The methodology for determining the composition and weighting of the DJ-UBS Commodity Index and for calculating its value may be amended or changed only upon the approval of the DJ—UBS Commodity Index Supervisory Committee, as defined below, except during periods of extraordinary circumstances such as during a market emergency. Questions and issues relating to the application and interpretation of terms contained in this document generally and calculations during periods of extraordinary circumstances in particular will be resolved or determined by the DJ—UBS Commodity Index Supervisory Committee unless circumstances do not permit convening of such committee for its decision, in which case any such questions and calculations shall be resolved or determined by UBS in consultation, if practicable, with Dow Jones.

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the DJ-UBS Commodity Index, as well as commodities, including commodities included in the DJ-UBS Commodity Index. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the DJ-UBS Commodity Index. Certain of UBS’s affiliates may underwrite or issue other securities or financial instruments indexed to the DJ-UBS Commodity Index and related indices, and UBS and Dow Jones and their affiliates may license the DJ-UBS Commodity Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the DJ-UBS Commodity Index. For instance, a market maker in a financial instrument linked to the performance of the DJ-UBS Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying DJ-UBS Commodity Index components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the DJ-UBS Commodity Index, which in turn may affect the value of the DJ-UBS Commodity Index. With respect to any of the activities described above, none of UBS, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the securities into consideration at any time.

The Dow Jones-UBS Commodity Index Supervisory and Advisory Committees

Dow Jones and UBS have established a two-tiered oversight structure comprised of the DJ-UBS Commodity Index Supervisory Committee (the “Supervisory Committee”) and the DJ-UBS Commodity Index Advisory Committee (the “Advisory Committee”)(collectively, the “Index Committees”). The purpose of the two-tiered structure is to expand the breadth of input into the decision-making process in respect of the DJ-UBS Commodity Index, while also providing a mechanism for more rapid reaction in the event of any market disruption or extraordinary change in market conditions that may affect the DJ-UBS Commodity Index. The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones, and will make all final decisions relating to the DJ-UBS Commodity Index, given any advice and recommendations of the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. Both the Supervisory and Advisory Committees meet annually in June or July to consider any changes to be made to the DJ-UBS Commodity Index for the coming year. The Index Committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Index.

 The Supervisory Committee has a significant degree of discretion in making determinations relating to the Index. The Supervisory Committee may exercise this discretion as it determines to be most appropriate.

Four Main Principles Guiding the Creation of the DJ-UBS Commodity Index

The DJ-UBS Commodity Index was created using the following four main principles:

Economic significance.  A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the DJ-UBS Commodity Index uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities.

The DJ-UBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJ-UBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The DJ-UBS Commodity Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

Diversification. A second major goal of the DJ-UBS Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the DJ-UBS Commodity Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity.  The third goal of the DJ-UBS Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the DJ-UBS Commodity Index from year to year. The DJ-UBS Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the DJ-UBS Commodity Index.

Liquidity.  Another goal of the DJ-UBS Commodity Index is to be highly liquid. Liquidity is included as a weighting factor in order to better accommodate substantial investment flows. The liquidity of an index not only affects transaction costs associated with current investments, but may also affect the reliability of historical price performance data. That is, to the extent that market inefficiencies may result from substantial inflows of investment capital, these inefficiencies — and corresponding distortions in index performance — will be minimized by weighting distributions which more closely mirror actual liquidity in the markets. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

*   *   *
These principles represent goals of the DJ-UBS Commodity Index and its creators, and there can be no assurance that these goals will be reached by either Dow Jones or UBS.

Composition of the DJ-UBS Commodity Index

The following methodology has been previously employed by Dow Jones and AIG-FP, and shall continue to be employed by Dow Jones and UBS, in determining the composition of the DJ-UBS Commodity Index.

Commodities Available for Inclusion in the DJ-UBS Commodity Index

The commodities that have been selected for possible inclusion in the DJ-UBS Commodity Index are believed by Dow Jones and UBS to be sufficiently significant to the world economy to merit consideration for inclusion in the DJ-UBS Commodity Index, and each such commodity is the subject of a qualifying related futures contract (a “Designated Contract”).

With the exception of several London Metal Exchange (“LME”) contracts, where UBS believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, UBS selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, UBS selects the most actively traded contract. This process is reviewed by the Supervisory and Advisory Committees. Data concerning this Designated Contract will be used to calculate the DJ-UBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The 23 potential commodities that may be included in the DJ-UBS Commodity Index in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

Designated Contracts

Then 19 Designated Contracts, as well as their target weights, for the commodities included in the DJ-UBS Commodity Index for 2010 are as follows:

Industry Breakdown by Commodity

Target Weights as of January 2010

Index Commodity	Designated Contract	Exchange	Units	Target Weight

Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	14.34%

Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	11.55%

Gold	Gold	COMEX	100 troy oz.	9.12%

Soybeans	Soybeans	CBOT	5,000 bushels	7.91%

Copper	Copper	COMEX	25,000 lbs	7.64%

Corn	Corn	CBOT	5,000 bushels	7.09%

Aluminum	High Grade Primary Aluminum	LME	25 metric tons	5.75%

Wheat	Wheat	CBOT	5,000 bushels	4.70%

Heating Oil	Heating Oil	NYMEX	42,000 gallons	3.58%

Live Cattle	Live Cattle	CME	40,000 lbs	3.55%

Gasoline	Reformulated Blendstock for Oxygen Blending	NYMEX	42,000 gallons	3.53%

Silver	Silver	COMEX	5,000 troy oz.	3.29%

Zinc	Special High Grade Zinc	LME	25 metric tons	3.02%

Soybean Oil	Soybean Oil	CBOT	60,000 lbs	3.00%

Sugar	World Sugar No. 11	NYBOT	112,000 lbs	2.89%

Coffee	Coffee “C	LME	37,000 lbs	2.56%

Nickel	Primary Nickel	LME	6 metric tons	2.37%

Lean Hogs	Lean Hogs	CME	40,000 lbs	2.10%

Cotton	Cotton	NYBOT	50,000 lbs	2.00%

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the DJ-UBS Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJ-UBS Commodity Index are assigned to Commodity Groups. The Commodity Groups currently include Energy, Grains, Industrial Metals, Precious Metals, Softs and Livestock.

The commodity sectors included in the Underlying Index beginning in January 2010, and their target weights for 2010, are as follows:

Index Breakdown by Commodity Group

Commodity Group	Commodities	Target Index Weight By Commodity Group

Energy	Crude Oil	33.00%
	Heating Oil
	Natural Gas
	Unleaded Gasoline

Grains	Corn	22.71%
	Soybean
	Wheat
	Soybean Oil

Industrial Metals	Aluminum	18.78%
	Copper
	Nickel
	Zinc

Precious Metals	Gold	12.40%
	Silver

Softs	Coffee	7.46%
	Cotton
	Sugar

Livestock	Lean Hogs	5.66%
	Live Cattle

In addition to the commodities included in their applicable groups set forth in the above table, tin and lead are included under Industrial Metals, platinum is included under Precious Metals and cocoa is included under Softs.

Determination of Relative Weightings

The relative weightings of the component commodities included in the DJ-UBS Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in -2/3 and -1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the DJ-UBS Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in each index and their respective percentage weights.

Diversification Rules

The DJ-UBS Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the DJ-UBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJ-UBS Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group may constitute more than 33% of the DJ-UBS Commodity Index.

•	No single commodity may constitute more than 15% of the DJ-UBS Commodity Index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJ-UBS Commodity Index.

•	No single commodity that is in the DJ-UBS Commodity Index may constitute less than 2% of the DJ-UBS Commodity Index.

Following the annual reweighting and rebalancing of the DJ-UBS Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the DJ-UBS Commodity Index by calculating the new unit weights for each DJ-UBS Commodity Index Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the DJ-UBS Commodity Index, are used to determine a Commodity Index Multiplier (“CIM”) for each DJ-UBS Commodity Index Commodity. This CIM is used to achieve the percentage weightings of the commodities included in the DJ-UBS Commodity Index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each DJ-UBS Commodity Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The DJ-UBS Commodity Index is calculated by Dow Jones, in conjunction with UBS, by applying the impact of the changes to the futures prices of commodities included in the DJ-UBS Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the DJ-UBS Commodity Index is a mathematical process whereby the CIMs for the commodities included in the DJ-UBS Commodity Index are multiplied by the prices in US dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior DJ-UBS Commodity Index level to calculate the current DJ-UBS Commodity Index level. Dow Jones disseminates the DJ-UBS Commodity Index level approximately every fifteen seconds (assuming the DJ-UBS Commodity Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily DJ-UBS Commodity Index level at approximately 4:00 p.m. (New York time) on each DJ-UBS Business Day on Reuters page UBSCI. DJ-UBS Commodity Index levels can also be obtained from the official websites of Dow Jones and are also published in The Wall Street Journal.

The DJ-UBS Commodity Index Is a Rolling Index

The DJ-UBS Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The DJ-UBS Commodity Index is a “rolling index.”

DJ-UBS Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the DJ-UBS Commodity Index will be adjusted in the event that UBS determines that any of the following index calculation disruption events exists:

(a)	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the index on that day,

(b)	the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day's settlement price,

(c)	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the index, or

(d)	with respect to any futures contract used in the calculation of the DJ-UBS Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

Disclaimer

NONE OF DOW JONES, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN THE DJ-UBS COMMODITY INDEX, ANY INDEX RELATED TO THE DJ-UBS COMMODITY INDEX, ANY SUB-INDEX OF THE DJ-UBS COMMODITY INDEX OR THE CALCULATION OF ANY THEREOF. NONE OF DOW JONES, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE PARTIES TO ANY TRANSACTION INVOLVING THE DJ-UBS COMMODITY INDEX, ANY INDEX RELATED TO THE DJ-UBS COMMODITY INDEX, ANY SUB-INDEX OF THE DJ-UBS COMMODITY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJ-UBS COMMODITY INDEX, ANY INDEX RELATED TO THE DJ-UBS COMMODITY INDEX, ANY SUB-INDEX OF THE DJ-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJ-UBS COMMODITY INDEX, ANY INDEX TO THE DJ-UBS COMMODITY INDEX, ANY SUB-INDEX OF THE DJ-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND UBS SECURITIES OTHER THAN UBS SECURITIES’S SUBSIDIARIES AND AFFILIATES.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the DJ-UBS Commodity Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the DJ-UBS Commodity Index has been comprised exclusively of futures contracts traded on regulated exchanges.

OTHER INDICES

If the securities are linked to an index not described in this product prospectus supplement or to an index described in this product prospectus supplement that changed its methodology in any material respect, the terms supplement or a separate index supplement will provide additional information relating to such index.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  In the opinion of Ogilvy Renault LLP, Canadian tax counsel to Royal Bank of Canada, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on the securities that is paid or credited or deemed for purposes of the ITA to be paid or credited by Royal Bank of Canada will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus. If any interest paid or credited or deemed to be paid or credited on a security is to be calculated by reference to an index which could be viewed as a proxy for the profit of Royal Bank of Canada, such interest may be subject to Canadian non-resident withholding tax. The Canadian withholding tax implications of such an issuance will be described particularly in the relevant term supplement if such securities are offered.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments of interest, principal and/or other amounts under the securities. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular security that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP), or the disclosure under “Tax Consequences—United States Taxation” in the prospectus or “Certain Income Tax Consequences—United States Taxation” in the prospectus supplement, with regard to an investment in any particular security because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular security or the tax consequences of investing in or holding any particular security unless the terms supplement applicable to your securities indicates that you may so rely.  Any security that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  For example, the discussion below assumes that the Index will be one of the indices listed in this product prospectus supplement in one of the sections that begins on page PS-17 and that an investor in the securities will be subject to a significant risk that it will lose a significant amount of its investment in the securities.  If the Index for any particular security is not so listed in this product prospectus supplement, or if an investor in the securities is not subject to a significant risk that it will lose a significant amount of its investment in the securities, the tax treatment of that security may differ substantially from that described in the discussion below.  There may be other features or terms of your securities that will cause this tax section to be inapplicable to your securities.

Consequently, any tax disclosure relevant to any security you may purchase will be set forth only in the terms supplement relating to your security, and, unless the terms supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any security.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular security you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks underlying any particular Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of the component stocks included in each Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a security with terms described in this product prospectus supplement as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, a holder should generally recognize capital gain or loss upon the sale or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for securities of a holder who acquires the securities upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the securities.  If the securities are held by the same holder until maturity, that holder’s holding period will generally include the maturity date.

Alternative Treatments.  Alternative tax treatments would also be possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that the securities should be treated, as a single debt instrument.  If the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.  If the securities are treated as a single debt instrument that has a term of no more than one year, the securities would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above. Further, it is also possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code applies to the securities in which case gain or loss recognized by a holder would be treated as 60% long-term and 40% short-term gain or loss and in which case a holder would be required to mark the securities to market (thereby recognizing gain or loss as if the securities had been sold for their fair market value) at the end of each year.

If the Index periodically rebalances (including if contracts tracked by the Index roll), it is possible that the securities could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the securities were properly characterized in such a manner, a holder would be treated as disposing of the securities on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the securities on such date.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the applicable terms supplement, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this product prospectus supplement unless and until such time as the Treasury and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual or a foreign corporation.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Royal Bank of Canada and RBC Capital Markets Corporation, as agent (an “Agent” or “RBCCM”), UBS Financial Services Inc. (an “Agent” or “UBS”) and certain other agents that may be party to the Distribution Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with RBCCM and UBS, the “Agents”), each Agent participating in an offering of securities, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of securities set forth on the cover page of the relevant terms supplement.  Each such Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of the relevant terms supplement.  RBCCM will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.  After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of RBCCM.  The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate.  In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

RBCCM or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market.  Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, RBCCM may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  Specifically, RBCCM may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account.  RBCCM must close out any naked short position by purchasing the securities in the open market.  A naked short position is more likely to be created if RBCCM is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, RBCCM may bid for, and purchase, securities in the open market to stabilize the price of the securities.  Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities.  RBCCM is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, RBCCM or any dealer that would permit a public offering of the securities or possession or distribution of this product prospectus supplement no. UBS-PERF-1, any related index supplement or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required.  No offers, sales or deliveries of the securities, or distribution of this product prospectus supplement no. UBS-PERF-1, any related index supplement or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this product prospectus supplement no. UBS-PERF-1, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities.  We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Unless otherwise specified in the relevant terms supplement, the Settlement Date for the securities will be the third business day following the Trade Date (which is referred to as a “T+3” settlement cycle).

EMPLOYEE RETIREMENT INCOME SECURITY ACT

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person”, unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.